Exhibit 99.3

DaVita Inc.

Unaudited Pro forma Condensed Consolidated Financial Statements

June 30, 2005 and December 31, 2004

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements are based on the audited financial statements for the year ended December 31, 2004 of each of DaVita Inc. (the “Company”), incorporated by reference in this filing from the Company’s annual report on Form 10-K for the year ended December 31, 2004, and Gambro Healthcare US, and unaudited financial information for the six months ended June 30, 2005 of each of the Company, incorporated by reference in this filing from the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, and Gambro Healthcare US. The unaudited pro forma condensed consolidated financial statements give effect to the issuance of new notes, the repayment of all outstanding amounts under the term loan portions of the Company’s then-existing senior secured credit facilities, and the payment of related fees and expenses (the “Notes Transactions”), the consummation of the Gambro Healthcare, Inc. (“Gambro Healthcare”) acquisition, borrowings under a new senior secured credit facilities of the amount required to finance the acquisition and the payment of related fees and expenses (the “Gambro Healthcare Acquisition”), and the divestiture of 74 of the combined Companies’ owned-centers, which included 73 centers sold to Renal Advantage, Inc., three of which are pending Illinois state regulatory approval, and the sale of one center to a physician group. The Company also terminated two management services agreements through which the Company provided administrative services. Most of the divestitures were required in connection with the approval by the Federal Trade Commission of the Gambro Healthcare Acquisition (the “Divestitures”). These pro forma adjustments are reflected as if each of these transactions had occurred on January 1, 2004 in the case of the unaudited pro forma condensed consolidated income statement data and gives effect to the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on June 30, 2005 in the case of the unaudited pro forma condensed consolidated balance sheet data.

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable and are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Gambro Healthcare acquisition, (ii) any integration costs associated with the Gambro Healthcare acquisition, (iii) any cash or non-cash charges that we may incur in connection with the Gambro Healthcare acquisition, or (iv) any use of cash proceeds from the Divestitures except to pay related income taxes, which is currently estimated at approximately $90 million. The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with SEC rules and regulations.

The unaudited pro forma condensed consolidated financial statements account for the Gambro Healthcare acquisition using the purchase method of accounting in accordance with the Financial Accounting Standards Board, or FASB, Statement No. 141, “Business Combinations,” or SFAS No. 141, and the resultant goodwill and other intangible assets are accounted for under FASB Statement No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. The total purchase price has been preliminarily allocated based on information available to us at this time, to the tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimates of their current fair values. The final allocation of the purchase price will be based upon the final determination of the values of assets and liabilities as of the closing of the transaction. The Company is currently in the process of obtaining information necessary to determine these valuations, including obtaining third-party valuations of certain long-term assets, including intangible assets. The purchase price allocations will be finalized when the Company receives the third-party valuations. Accordingly, these estimates and assumptions of fair values of assets acquired and liabilities assumed and related operating results are subject to change that could result in material differences between the actual amounts and those reported in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual financial position or results of operations would have been had the transactions occurred on the dates indicated and does not purport to indicate financial position or results of operations as of any future date or for any future period.

DaVita Inc.

Unaudited Pro forma Condensed Consolidated Statement of Operations

Year ended December 31, 2004

(dollars in millions, except per share data)

			Pro forma adjustments(i)
	Historical DaVita	Historical Gambro Healthcare	Notes Transactions and Gambro Healthcare Acquisition			Divestitures(h)	Pro forma consolidated
Net operating revenues	$2,299	$1,964	$			$(270)	$3,993
Operating expenses and charges
Patient care costs	1,555	1,423				(200)	2,778
General and administrative	192	172		(3	)(a)		361
Depreciation and amortization	87	76		(2	)(b)	(8)	153
Provision for uncollectible accounts	41	72				(7)	106
Settlement with US government and associated charges		352					352
Minority interest and equity income, net	14			10	(a)	(2)	22
Other (income) expenses, net		(3)		3	(a)		—

Total operating expenses	1,889	2,092					3,772

Operating income (loss)	410	(128)					221
Debt expense	(52)	(38)		46	(c)		(252)
				(145	)(d)
				(98	)(e)
				35	(f)
Other income, net	4						4

Income (loss) before income taxes and minority interest	362	(166)					(27)
Income tax expense	140	10		(62	)(g)	(20)	64
				(4	)(a)
Minority interest, net of taxes		6		(6	)(a)		—

Net income (loss)	$222	$(182)					$(91)

Earnings per share:
Basic	$2.25						$(0.92)

Diluted	$2.16						$(0.92)

Weighted average shares for earnings for earnings per share:
Basic	98,727,000						98,727,000

Diluted	102,861,000						98,727,000

DaVita Inc.

Notes to unaudited pro forma condensed consolidated statement of operations

(a) Reflects the reclassification of minority interest of $10 million and related income tax of $4 million, and $3 million of other income for consistent presentation.

(b) Reflects net amortization expense associated with the incremental fair value assigned to the seller non-compete agreement, the alliance and product supply agreement and other intangible and fixed assets as a result of the Gambro Healthcare acquisition. The seller non-compete agreement and alliance and product supply agreement are being amortized over ten years, and the other intangible and fixed assets are being amortized over five years as set forth in the table below (dollars in millions):

	Amount	Life	Amortization
Seller non-compete agreement	$87	10	$9
Other intangible and fixed assets	$30	5	$6
Alliance and product supply agreement	$(165)	10	$(17)

			$(2)

If the final fair values of the other intangible and fixed assets and the product supply agreement were to change by $10 million each, the annual amortization expense would vary by approximately $2 million and $1 million, respectively.

(c) Reflects the elimination of interest expense of $44 million and deferred financing costs of $2 million, that was recognized on the prior senior secured credit facilities (the “Prior Facilities”) that were outstanding until March 22, 2005, when they were repaid from proceeds from the issuance of the new notes.

(d) Reflects interest expense of $108 million and the amortization of deferred financing costs of $5 million associated with borrowings from the new senior secured credit facilities (the “Facilities”) of $2,850 million. The Facilities bear interest at LIBOR plus an assumed margin of 2.25% for an assumed annual weighted average interest rate of 3.73%. Additionally, net swap interest of $32 million is reflected on the assumption that six new interest rate swap agreements with a total notional amount of $1,250 million became effective January 1, 2004. Two of the swaps are economically fixed at 3.875% plus a margin of 2.25%. Four other swaps are economically fixed at 4.27% plus a margin of 2.25%. As a result of our total swap agreements, approximately 55% of our average outstanding 2004 variable rate debt would be economically fixed at an effective weighted average interest rate of 6.10% and our overall credit facility effective weighted average interest rate for 2004 would be 5.17%. The portion of the Facilities that is not economically fixed is subject to interest rate changes. If interest rates were to hypothetically change by 1/8%, it is estimated that our annual interest expense would vary by approximately $1.6 million.

(e) Reflects incremental interest expense of $95 million and the amortization of deferred financing costs of $3 million associated with the issuance of 6 5/8% senior notes of $500 million and 7 1/4% senior subordinated notes of $850 million (collectively, the “Notes”). The Notes were issued on March 22, 2005 and therefore these pro forma results do not include any write-off of existing deferred financing costs or swap valuations gain that were recorded in the first quarter of 2005.

(f) Reflects the elimination of the interest expense of $35 million from extinguishing the amount due to Gambro, Inc. (Parent) as a result of the purchase of Gambro Healthcare.

(g) Reflects the adjustment to the income tax expense amount of $(62) million based on the overall impact of the pro forma adjustments at 38.6%. The pro forma income tax expense is higher than the Company’s effective tax rate because of the non-deductible portion of Gambro Healthcare’s settlement with the U.S. government.

(h) Reflects the operations and related income tax effect for 2004 from the divestiture of 74 freestanding outpatient dialysis centers, three of which are pending Illinois state regulatory approval, and the management fee income from two management service agreements for which the Company provided administrative services that were terminated. Of the total centers divested, 69 outpatient dialysis centers were required to be divested pursuant to a consent order issued by the Federal Trade Commission on October 4, 2005, and the two management service agreements that were terminated were also required to be terminated pursuant to this consent order. No gain or loss from this transaction is reflected in the unaudited pro forma condensed consolidated statement of operations.

(i) The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004, gives effect to the Notes Transactions, the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on January 1, 2004.

DaVita Inc.

Unaudited Pro forma Condensed Consolidated Statement of Income

Six months ended June 30, 2005

(dollars in millions, except per share data)

			Pro forma adjustments (i)
	Historical DaVita	Historical Gambro Healthcare	Notes Transactions and Gambro Healthcare Acquisition			Divestitures(h)	Pro forma consolidated
Net operating revenues	$1,259	$999	$			$(140)	$2,118
Operating expenses and charges
Patient care costs	845	721				(104)	1,462
General and administrative	114	79					193
Depreciation and amortization	51	38		(1	) (a)	(5)	83
Provision for uncollectible accounts	23	37				(3)	57
Settlement with US government and associated charges		5					5
Minority interest and equity income, net	10			2	(b)	1	13

Total operating expenses	1,043	880					1,813

Operating income	216	119					305
Debt expense	(42)	(31)		14	(c)		(132)
				(82	) (d)
				(22	) (e)
				31	(f)
Swap valuation gains	6						6
Refinancing charges	(7)						(7)
Other income, net	4						4

Income before income taxes and minority interest	177	88					176
Income tax expense	68	38		(22	) (g)	(12)	71
				(1	) (b)
Minority interest, net of taxes		1		(1	) (b)		—

Net income	$109	$49					$105

Earnings per share:
Basic	$1.09						$1.05

Diluted	$1.06						$1.01

Weighted average shares for earnings for earnings per share:
Basic	99,939,000						99,939,000

Diluted	103,512,000						103,512,000

DaVita Inc.

Notes to unaudited pro forma condensed consolidated statement of income

(a) Reflects net amortization expense associated with the incremental fair value assigned to the seller non-compete agreement, the alliance and product supply agreement and other intangible and fixed assets as a result of the Gambro Healthcare acquisition. The seller non-compete agreement and alliance and product supply agreement are being amortized over ten years, and the other intangible and fixed assets are being amortized over five years as set forth in the table below (dollars in millions):

	Amount	Life	Amortization Six months ended June 30, 2005
Seller non-compete agreement	$87	10	$4
Other intangible and fixed assets	$30	5	$3
Alliance and product supply agreement	$(165)	10	$(8)

			(1)

If the final fair values of the other intangible and fixed assets and the product supply agreement were to change by $10 million each, the annual amortization expense would vary by approximately $2 million and $1 million, respectively.

(b) Reflects the reclassification of minority interest of $2 million and related income tax of $1 million.

(c) Reflects the elimination of interest expense of $14 million including deferred financing costs that was recognized on the Prior Facilities that were outstanding until March 22, 2005, when they were repaid from proceeds from the issuance of the Notes.

(d) Reflects interest expense of $71 million and the amortization of deferred financing costs of $3 million associated with borrowings from the Facilities of $2,850 million. The Facilities bear interest at LIBOR plus an assumed margin of 2.25% for an assumed annual weighted average interest rate of 5.02%. Additionally, net swap interest of $8 million is reflected on the assumption that six new interest rate swap agreements with a total notional amount of $1,250 million became effective January 1, 2004. Two of the swaps are economically fixed at 3.875% plus a margin of 2.25%. Four other swaps are economically fixed at 4.27% plus a margin of 2.25%. As a result of our total swap agreements, approximately 55% of our variable rate debt at June 30, 2005 would be economically fixed at an effective weighted average interest rate of 6.12% and our overall credit facility effective weighted average interest rate as of June 30, 2005 would be 5.80%. The portion of the Facilities that is not economically fixed is subject to interest rate changes. If interest rates were to hypothetically change by 1/8%, it is estimated that our annual interest expense would vary by approximately $1.6 million.

(e) Reflects incremental interest expense of $22 million including the amortization of deferred financing costs, from January 1, 2005 through March 22, 2005 associated with the issuance of the Notes. The senior notes bear interest at 6 5/8% and the senior subordinated notes bear interest at 7 1/4%.

(f) Reflects the elimination of the interest expense of $31 million from extinguishing the amount due to Gambro, Inc. (Parent) as a result of the purchase of Gambro Healthcare.

(g) Reflects the adjustment to the income tax expense amount of $(22) million based on the overall impact of the pro forma adjustments at 38.6%.

(h) Reflects the operations and related income tax effect for the six months ended June 30, 2005 from the divestiture of 74 freestanding outpatient dialysis centers, three of which are pending Illinois state regulatory approval, and the management fee income from two management service agreements for which the Company provided administrative services that were terminated. Of the total centers divested, 69 outpatient dialysis centers were required to be divested pursuant to a consent order issued by the Federal Trade Commission on October 4, 2005, and the two management service agreements that were terminated were also required to be terminated pursuant to this consent order. No gain or loss from this transaction is reflected in the unaudited pro forma condensed consolidated statement of income.

(i) The unaudited pro forma condensed consolidated statement of income for the six months ended June 30, 2005 gives effect to the Notes Transactions, the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on January 1, 2004.

DaVita Inc.

Unaudited Pro forma Condensed Consolidated Balance Sheet

June 30, 2005

(dollars in millions, except share and per share data)

			Pro forma adjustments (h)
	Historical DaVita	Historical Gambro Healthcare	Gambro Healthcare Acquisition		Divestitures (g)	Pro forma consolidated
ASSETS
Cash and cash equivalents	$313	$13	$(269	) (a)	$321	$288
					(90)
Accounts receivable, net	490	326				816
Inventories	35	55			(6)	84
Other current assets	45	44	12	(a)	1	102
Deferred income taxes	96	40				136

Total current assets	979	478				1,426
Property and equipment, net	441	281	30	(c)	(38)	714
Amortizable intangibles, net	83	11	44	(b)	(1)	223
			87	(c)
			(1	) (f)
Investments in third-party dialysis businesses	2					2
Other long-term assets	12	23				35
Goodwill, net	1,234	1,484	1,174	(c)	(222)	3,670

	2,751	2,277				6,070

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	102	55				157
Other liabilities	198	109	66	(d)	1	374
Accrued compensation and benefits	152	69			(1)	220
Due to third-party payors		66	(66	) (d)		—
Current portion of long-term debt	5		119	(e)		124
Income taxes payable	2				90	2
					(90)

Total current liabilities	459	299				877
Long-term debt	1,361		2,731	(e)	(1)	4,091
Due to parent		1,263	(1,263	) (c)		—
Other long-term liabilities	22		165	(c)		187
Deferred income taxes	155	27			(38)	144
Minority interests	67	14			(4)	77
Shareholders’ equity:
Preferred stock ($0.001 par value, 5,000,000 shares authorized; none issued)
Common stock ($0.001 par value, 195,000,000 shares authorized; 134,862,283 shares issued)
Additional paid-in capital	559					559
Investment by parent		674	(674	) (c)		—
Retained earnings	721		(1	) (f)	8	728
Treasury stock, at cost (33,913,710 shares)	(591)					(591)
Accumulated other comprehensive loss	(2)					(2)

Total shareholders’ equity	687	674				694

	2,751	2,277				6,070

DaVita Inc.

Notes to unaudited pro forma condensed consolidated balance sheet

(a) Reflects net usage of cash as a result of the financing transactions and purchase of Gambro Healthcare as follows: net proceeds from borrowings under the new senior credit facilities of $2,806 million, reduced by the purchase of Gambro Healthcare for $3,055 million, and an additional $8 million of transaction costs. We also made a deposit of $12 million for transition services to be provided by Gambro AB.

(b) Reflects capitalized estimated deferred financing costs associated with the Facilities of $44 million.

(c) Reflects the purchase of Gambro Healthcare for a purchase price of approximately $3,055 million in cash, which may be adjusted for the final determination of certain tax elections (as discussed below), and other factors, and an additional $8 million of transaction costs incurred subsequent to June 30, 2005, as set forth in the table below. Through June 30, 2005, the Company had incurred actual transaction costs of $10 million that are included in the historical DaVita goodwill amount, thus the total cumulative purchase cost of the acquisition is approximately $3,073 million.

(dollars in millions)
Other assets, principally leasehold improvements	$30
Non-compete agreement	87
Goodwill	1,174
Due to Parent	1,263
Product supply agreement	(165)
Investment by Parent	674
Transaction costs incurred	10

Total purchase costs	$3,073

We believe our estimations and underlying assumptions of the initial purchase price allocations and fair values of Gambro Healthcare’s identifiable assets and liabilities provide our current best estimate and are based upon the information available to us at this time. However, these valuations are preliminary and subject to change based upon completion of a third-party final valuation analysis of long-term assets including intangible assets. Additionally, the final purchase price is subject to certain tax elections that would require the Company to make an additional cash payment to Gambro Inc., which is currently estimated at approximately $150 to $170 million. Further the amount due to parent is also subject to certain post-closing adjustments. Accordingly, the final amounts may differ materially from the amounts shown above.

(d) Reflects reclassification for consistent presentation.

(e) Reflects the borrowing under the Facilities as set forth in the table below:

(dollars in millions)
Senior secured credit facilities
Revolving line of credit	$50
Term Loan A	350
Term Loan B	2,450

Total Borrowings	$2,850

Of the $2,850 million of total borrowings, $119 million is short-term, including the revolving line of credit and $2,731 million is long-term.

The revolving line of credit portion of our Facilities provides commitments for total revolving borrowings of $250 million. As of June 30, 2005, after giving pro forma effect to the Gambro Healthcare Acquisition and the Divestitures, as if each had occurred on that date, we would have had $147 million of available unused borrowing capacity under the revolving line of credit portion of our Facilities (after providing for letters of credit of approximately $53 million).

(f) Write-off of the existing deferred financing costs associated with the extinguishment of the revolving line of credit portion of our Prior Facilities of $1 million.

(g) The divestiture/sale of 74 freestanding outpatient dialysis centers for a sales price of approximately $333 million, which includes approximately $5 million of anticipated post closings adjustments. The completion of the sale of three of the centers are pending Illinois state regulatory approval. Of the total centers divested, 69 outpatient dialysis centers were required to be divested pursuant to a consent order issued by the Federal Trade Commission on October 4, 2005, and two management service agreements that were terminated were also required to be terminated pursuant to this consent order. A portion of the sales price of approximately $12 million was used to purchase the minority interest ownership at several centers that were part of a joint venture as well as transaction costs. We also anticipate paying income taxes of approximately $90 million on these Divestitures. As part of this transaction, the buyers assumed certain liabilities related to these centers and all other liabilities were retained by the Company. This unaudited pro forma condensed consolidated balance sheet does not make any assumptions about the use or investment of the net cash proceeds from the divestitures, except payment of taxes. The following is a summary of the effects of the Divestitures:

(dollars in millions)
Total net sale price	$321
Inventory	(6)
Other current assets	1
Property and equipment, net	(38)
Amortizable intangibles, net	(1)
Goodwill	(222)
Other liabilities	(1)
Accrued compensation and benefits	1
Current income tax payable	(90)
Long-term debt	1
Deferred income taxes	38
Minority interests	4
Gain on sale	(8)

(h) The unaudited pro forma condensed consolidated balance sheet as of June 30, 2005 gives effect to both the Gambro Healthcare Acquisition and the Divestitures as if each had occurred on June 30, 2005.